Exhibit B16

Schedules of computation for the High Yield, Municipal and Select Bond Funds' yield quotations for the one month period ended July 31, 1997, are as follows:

a.  High Yield Bond Fund
     Class A:  9.26%
     Class B:  9.04%

b.  Municipal Bond Fund
     Class A:  4.19%
     Class B:  3.75%

     Municipal Bond Fund Tax Equivalent (assumes a 31% tax rate)
     Class A:  6.05%
     Class B:  5.42%

c.  Select Bond Fund
     Class A:  6.11%
     Class B:  5.75%